As filed with the Securities and Exchange Commission on February 11, 2014

Registration No. 333-193751

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Aradigm Corporation

(Exact name of registrant as specified in its charter)

California	2834	94-3133088
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3929 Point Eden Way

Hayward, California 94545

(510)265-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Igor Gonda

President and Chief Executive Officer

Aradigm Corporation

3929 Point Eden Way

Hayward, California 94545

(510)265-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Laura I. Bushnell Esq.

King & Spalding

601 South California Avenue

Palo Alto, CA 94304

Tel: (650) 422-6713

Fax: (650) 422-6800

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 1 is being filed solely for the purpose of filing the exhibit indicated in Item 16 of Part II of the Registration Statement. No change is made to the prospectus constituting Part I of the Registration Statement or Items 13, 14, 15 and 17 of Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The estimated expenses (except for the SEC registration fee, which is an actual expense) payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:

SEC registration fee	$3,359.19
Legal fees	35,000.00
Accounting fees	3,500.00
Miscellaneous fees	10,000
Total	$51,859.19

Item 14.	Indemnification of Directors and Officers.

Our articles of incorporation and bylaws include provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty, to the extent permitted by California law and (ii) permit us to indemnify our directors and officers, employees and other agents to the fullest extent permitted by the California Corporations Code. Pursuant to Section 317 of the California Corporations Code, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against any expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the directors’ duty of loyalty to us or our shareholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend.

We entered into indemnification agreements with certain officers, including each of our named executive officers, and each of our directors that provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements such officer or director may be required to pay in actions or proceedings to which such officer or director is or may be made a party by reason of such officer’s or director’s position as an officer, director or other agent of us, and otherwise to the full extent permitted under California law and our bylaws.

Item 15.	Recent Sales of Unregistered Securities.

On June 21, 2010, we closed a private placement, which we refer to in this registration statement as the June 2010 private placement, in which we sold 34,702,512 shares of our common stock and warrants to purchase an aggregate of 7,527,214 shares of our common stock to accredited investors (which included a few then-existing significant shareholders) under the terms of a securities purchase agreement that we entered into with the selling shareholders on June 18, 2010. At the closing of the June 2010 private placement, we received approximately $4.1 million in aggregate gross proceeds from the sale of the common stock and the warrants. After deducting for fees and expenses, the aggregate net proceeds from the sale of the common stock and the warrants were approximately $3.7 million. After we held our special meeting of shareholders on September 14, 2010 and obtained the requisite shareholder approval on a proposal to amend our amended and restated articles of incorporation to increase the total number of authorized shares of our common stock to cover the shares issuable upon exercise of the warrants, the warrants were exercised and we received approximately $891,000 in additional aggregate net proceeds from the exercise of the warrants. The common stock and the warrants were offered and sold to the selling shareholders without registration under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws in reliance on the exemption from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.

On September 15, 2010, we closed the issuance to Novo Nordisk A/S of 26,000,000 shares of our common stock under a stock purchase agreement, dated as of July 30, 2010, by and among us and Novo Nordisk A/S, which we refer to in this registration statement as the Novo Nordisk stock purchase agreement, in consideration for the termination of all of our obligations under a promissory note and security agreement dated July 3, 2006 in favor of Novo Nordisk A/S. The closing occurred after we held our special meeting of shareholders on September 14, 2010 and obtained the requisite shareholder approval on a proposal to amend our amended and restated articles of incorporation to increase the total number of authorized shares of our common stock to cover the 26,000,000 shares issuable under the Novo Nordisk stock purchase agreement. An amended and restated stock purchase agreement, dated as of January 26, 2005, previously entered into by us, Novo Nordisk A/S and Novo Nordisk Pharmaceuticals, Inc. in connection with our January 2005 restructuring transaction with Novo Nordisk was also terminated at the closing. The July 3, 2006 promissory note and security agreement had evidenced, among other things, a loan that had been previously made by Novo Nordisk A/S to us in the principal amount of $7.5 million, which had bore interest accruing at 5% per annum and the principal, along with the accrued interest, had been payable in three equal payments of approximately $3.5 million on July 2, 2012, July 1, 2013 and June 30, 2014. The shares were offered and issued to Novo Nordisk without registration under the Securities Act, or any state securities laws in reliance on the exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof.

On July 7, 2011, we closed a private placement, which we refer to in this registration statement as the July 2011 private placement, in which we sold 25,000,000 shares of our common stock to accredited investors (which included a few then-existing significant shareholders) under the terms of a securities purchase agreement that we entered into with the selling shareholders on July 5, 2011. At the closing of the July 2011 private placement, we received approximately $4.75 million in aggregate gross proceeds from the sale of the common stock. After deducting fees and expenses, the aggregate net proceeds from the sale of the common stock were approximately $4.4 million. The common stock was offered and sold to the selling shareholders without registration under the Securities Act, or any state securities laws in reliance on the exemption from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and rule 506 of Regulation D promulgated thereunder.

On December 11, 2012, we entered into a definitive agreement for the sale of common stock to two existing shareholders, including accounts managed by First Eagle Investment Management, LLC, in a private placement for aggregate gross proceeds of $6.0 million, which we refer to in this registration statement as the December 2012 private placement. The closing of the December 2012 private placement occurred on December 12, 2012. Under the terms of the agreement, we agreed to sell an aggregate of 124,193,546 shares of common stock at a price of $0.12 per share. The common stock was offered and sold to the selling shareholders without registration under the Securities Act, or any state securities laws in reliance on the exemption from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and rule 506 of Regulation D promulgated thereunder.

On May 20, 2013, we entered into a Stock Purchase Agreement for the sale of common stock to Grifols S.A. and certain other investors, in a private placement for aggregate gross proceeds of $41.4 million, which we refer to in this registration statement as the May 2013 private placement. The closing of the May 2013 private placement occurred on August 27, 2013. Under the terms of the agreement, we agreed to sell an aggregate of 333,968,104 shares of common stock at a price of $0.124 per share. The common stock was offered and sold to the selling shareholders without registration under the Securities Act, or any state securities laws in reliance on the exemption from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and rule 506 of Regulation D promulgated thereunder.

Item 16.	Exhibits and Financial Statement Schedules.

(a) See the exhibit index immediately following the signature page.

(b) No financial statement schedules are required.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser,

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hayward, State of California, on the 11th day of February, 2014.

ARADIGM CORPORATION

By:	/s/ Igor Gonda
Igor Gonda
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Igor Gonda	President, Chief Executive	February 11, 2014
Igor Gonda	Officer and Director (Principal Executive Officer)

/s/ Nancy E. Pecota	Vice President, Finance and	February 11, 2014
Nancy E. Pecota	Chief Financial Officer (Principal Financial and Accounting Officer)

*	Chairman of the Board and Director	February 11, 2014
Virgil D. Thompson

*	Director	February 11, 2014
John M. Siebert

*	Director	February 11, 2014
Helen E. Short

*	Director	February 11, 2014
Lafmin Morgan

*	Director	February 11, 2014
David Bell

* By:	/s/ Nancy E. Pecota
Nancy E. Pecota
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

3.1(1)	Amended and Restated Articles of Incorporation of the Company, as amended.

3.2(2)	Amended and Restated Bylaws of the Company, as amended.

3.3(3)	Certificate of Determination of Series A Junior Participating Preferred Stock.

3.4(4)	Amended and Restated Certificate of Determination of Preferences of Series A Convertible Preferred Stock.

3.5(3)	Certificate of Amendment of Amended and Restated Articles of Incorporation of the Company.

3.6(3)	Certificate of Amendment of Certificate of Determination of Series A Junior Participating Preferred Stock.

3.7(5)	Certificate of Amendment of Amended and Restated Articles of Incorporation of the Company.

3.8(5)	Certificate of Amendment of Certificate of Determination of Series A Junior Participating Preferred Stock.

3.9(6)	Certificate of Amendment of Amended and Restated Articles of Incorporation of the Company.

3.10(24)	Certificate of Amendment of Amended and Restated Articles of Incorporation of the Company.

3.11(30)	Certificate of Amendment of Amended and Restated Articles of Incorporation of the Company.

4.1(1)	Specimen common stock certificate.

5.1**	Opinion of King & Spalding, LLP.

10.1(1)+	Form of Indemnity Agreement, between the Registrant and each of its directors and officers.

10.2(1)+	Form of the Company’s Incentive Stock Option Agreement under the 2005 Equity Incentive Plan.

10.3(1)+	Form of the Company’s Non-statutory Stock Option Agreement under the 2005 Equity Incentive Plan.

10.4(1)+	1996 Non-Employee Directors’ Stock Option Plan.

10.5(1)+	Form of the Company’s Non-statutory Stock Option Agreement under the 1996 Non-Employee Directors’ Stock Option Plan.

10.6(1)+	Form of the Company’s Employee Stock Purchase Plan Offering Document.

10.7(6)+	Form of the Company’s Restricted Stock Bonus Agreement under the 2005 Equity Incentive Plan.

10.8(7)	Promissory Note and Security Agreement, dated July 3, 2006, by and between the Company and Novo Nordisk AS.

10.9(7)	Amended and Restated Stock Purchase Agreement, dated as of January 26, 2005, by and among the Company, Novo Nordisk A/S and Novo Nordisk Pharmaceuticals, Inc.

10.10(7)#	Asset Purchase Agreement, dated as of August 25, 2006, by and between the Company and Zogenix, Inc.

10.11(7)+	Employment Agreement, effective as of August 10, 2006, with Dr. Igor Gonda.

10.12(8)	Lease Agreement for the property located in Phase V of the Britannia Point Eden Business Park in Hayward, California, dated January 28, 1998, between the Company and Britannia Point Eden, LLC.

10.13(9)#	Restructuring Agreement, dated as of September 28, 2004, by and among the Company, Novo Nordisk A/S and Novo Nordisk Delivery Technologies, Inc.

10.14(10)	Securities Purchase Agreement, dated as of December 17, 2004, by and among the Company and the purchasers named therein.

10.15(11)#	Second Amended and Restated License Agreement, dated as of July 3, 2006, by and between the Company and Novo Nordisk A/S.

10.16(12)	Consulting Agreement effective as of July 2, 2007 by and between the Company and Norman Halleen.

Exhibit No.	Description

10.17(13)	Sublease between the Company and Mendel Biotechnology, Inc., dated July 11, 2007, under the Lease Agreement by and between the Company and Hayward Point Eden I Limited Partnership, a Delaware limited partnership, as successor-in-interest to Britannia Point Eden, LLC, as amended, for 3929 Point Eden Way, Hayward, California.

10.18(14)	Master Development and Manufacturing Agreement between the Company and Enzon Pharmaceuticals, Inc. dated August 8, 2007.

10.19(15)#	Exclusive License, Development and Commercialization Agreement, dated as of August 30, 2007, by and between the Company and Lung Rx, Inc.

10.20(15)#	Collaboration Agreement, dated as of August 31, 2007, by and between the Company and CyDex, Inc.

10.21(16)+	2005 Equity Incentive Plan, as amended.

10.22(17)+	Employee Stock Purchase Plan, as amended.

10.23(18)	Amended and Restated Rights Agreement, dated as of September 5, 2008 by and between the Company and ComputerShare Trust Company, N.A.

10.24(19)	Separation Agreement between the Company and Dr. Babatunde Otulana, dated as of December 12, 2008.

10.25(19)	Consulting Agreement for Independent Contractors between the Company and Dr. Babatunde Otulana, effective as of January 1, 2009.

10.26(19)	International Scientific Advisory Agreement between the Company and Dr. Babatunde Otulana, effective as of January 1, 2009.

10.27(20)+	Amended and Restated Executive Officer Severance Benefit Plan.

10.28(21)	Security Agreement, dated as of July 30, 2009 by and among the Company, Igor Gonda, Jeffery Grimes and Nancy Pecota.

10.29(22)	Securities Purchase Agreement, dated June 18, 2010, by and among the Company and investors listed on the Schedule of Buyers attached thereto.*

10.30(22)	Form of Registration Rights Agreement used in connection with the June 2010 private placement.

10.31(22)	Form of Warrant used in connection with the June 2010 private placement.

10.32(23)	Stock Purchase Agreement, dated as of July 30, 2010, by and among the Company and Novo Nordisk A/S.*

10.33(23)	Registration Rights Agreement, dated as of July 20, 2010, by and among the Company and Novo Nordisk A/S.

10.34(23)	First Amendment to Securities Purchase Agreement and Registration Rights Agreement, dated as of July 20, 2010, by and among the Company and the investors party thereto.

10.35(25)	Amended and Restated form of Change of Control Agreement entered into between the Company and certain of the Company’s senior officers.

10.36(25)	Amended and Restated Change of Control Agreement, dated as of April 15, 2011, by and between the Company and Igor Gonda.

10.37(25)	Amended and Restated Change of Control Agreement, dated as of April 15, 201,1 by and between the Company and Nancy Pecota.

10.38**	Change of Control Agreement, dated November 5, 2013, by and between the Company and Dr. Juergen Froehlich.

10.39**	Offer Letter, dated November 5, 2013, between the Company and Dr. Juergen Froehlich.

10.40(25)	Form of Indemnification Agreement.

10.41(26)	Securities Purchase Agreement, dated as of July 5, 2011, among the Company and the buyers party thereto.

10.42(26)	Registration Rights Agreement, dated as of July 5, 2011 among the Company and the buyers party thereto.

10.43(27)	Securities Purchase Agreement, dated as of December 11, 2012, among the Company and the buyers party thereto.

10.43(27)	Registration Rights Agreement, dated as of December 11, 2012 among the Company and the buyers party thereto.

Exhibit No.	Description

10.45(28)	Stock Purchase Agreement, dated May 20, 2013, by and among the Company, Grifols S.A. and the investors listed on the Schedule of Purchasers attached thereto.

10.46(28)	Form of License and Collaboration Agreement by and among the Company and Grifols, S.A.

10.47(28)	Form of Option Agreement by and among the Company and Grifols, S.A.

10.48(28)	Form of Governance Agreement by and among the Company and Grifols, S.A.

10.49(28)	Form of Registration Rights Agreement by and among the Company and Grifols, S.A.

10.50(28)	Form of Registration Rights Agreement by and among the Company and the buyers listed on the signature page thereto.

10.51(29)‡	Clinical Supply and Commercial Manufacturing Services Agreement, dated as of August 27, 2013, by and between SIGMA-TAU Pharmasource Inc. and the Company.

21.1**	Subsidiaries of the Registrant.

23.1†	Consent of OUM & Co. LLP, Independent Registered Public Accounting Firm.

23.2**	Consent of King & Spalding, LLP (included in Exhibit 5.1).

24**	Power of Attorney (signature page).

101.1†	The following materials from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 and Annual Report on Form 10-K for the year ended December 31, 2012 are formatted in XBRL (eXtensible Business Reporting Language): (i) the Condensed Consolidated Balance Sheets, (ii) the Condensed Consolidated Statements of Operations, (iii) Statement of Shareholders’ Equity (Deficit), (iv) the Condensed Consolidated Statements of Cash Flows, and (v) Notes to Condensed Consolidated Financial Statements.

†	Filed herewith.
+	Represents a management contract or compensatory plan or arrangement.
#	The Commission has granted the Company’s request for confidential treatment with respect to portions of this exhibit.
*	Certain schedules have been omitted. The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.
‡	Portions of this exhibit have been omitted pursuant to a request for confidential treatment and the non-public information has been filed separately with the Securities and Exchange Commission.
**	Previously filed.
(1)	Incorporated by reference to the Company’s Form S-1 (No. 333-4236) filed on April 30, 1996, as amended.
(2)	Incorporated by reference to the Company’s Form 10-Q filed on August 14, 1998.
(3)	Incorporated by reference to the Company’s Form 10-K filed on March 29, 2002.
(4)	Incorporated by reference to the Company’s Form S-3 (No. 333-76584) filed on January 11, 2002, as amended.
(5)	Incorporated by reference to the Company’s Form 10-Q filed on August 13, 2004.
(6)	Incorporated by reference to the Company’s Form 10-K filed on March 31, 2006.
(7)	Incorporated by reference to the Company’s Form S-1 (No. 333-138169) filed on October 24, 2006, as amended.
(8)	Incorporated by reference to the Company’s Form 10-K filed on March 24, 1998, as amended.
(9)	Incorporated by reference to the Company’s Form 10-Q filed on November 15, 2004.
(10)	Incorporated by reference to the Company’s Form 8-K filed on December 23, 2004.
(11)	Incorporated by reference to the Company’s Form 10-Q filed on August 14, 2006.
(12)	Incorporated by reference to the Company’s Form 8-K filed on July 11, 2007.
(13)	Incorporated by reference to the Company’s Form 8-K filed on July 24, 2007.
(14)	Incorporated by reference to the Company’s Form 8-K filed on August 14, 2007.
(15)	Incorporated by reference to the Company’s Form 10-Q filed on November 14, 2007.
(16)	Incorporated by reference to the Company’s definitive proxy statement filed on April 7, 2008.
(17)	Incorporated by reference to the Company’s Form 8-K filed on May 21, 2009.
(18)	Incorporated by reference to the Company’s Form 10-Q filed on November 12, 2008.
(19)	Incorporated by reference to the Company’s Form 8-K filed on December 19, 2008.
(20)	Incorporated by reference to the Company’s Form 8-K filed on January 8, 2009.
(21)	Incorporated by reference to the Company’s Form 10-Q filed on November 6, 2009.
(22)	Incorporated by reference to the Company’s Form 8-K filed on June 21, 2010.

(23)	Incorporated by reference to the Company’s Form 8-K filed on August 2, 2010.
(24)	Incorporated by reference to the Company’s Form 8-K filed on September 20, 2010.
(25)	Incorporated by reference to the Company’s Form 8-K filed on April 18, 2011.
(26)	Incorporated by reference to the Company’s Form 8-K filed on July 6, 2011.
(27)	Incorporated by reference to the Company’s Form 8-K filed on December 13, 2012.
(28)	Incorporated by reference to the Company’s Form 8-K filed on May 24, 2013.
(29)	Incorporated by reference to the Company’s Form 10-Q filed on October 28, 2013.
(30)	Incorporated by reference to the Company’s Form 8-K filed on February 3, 2013.